Exhibit 10.8
SALES REPRESENTATION AGREEMENT

THIS SALES REPRESENTATION AGREEMENT (“Agreement”) is entered into by and betweenAmerivon Holdings, LLC, a Nevada limited liability company (“Amerivon”), and Sequoia Media Group, LC, a Utah limited liability company (“Sequoia”), effective as of July 1, 2007 (the “Effective Date”).

RECITALS

A.           The parties entered into an Advisory Agreement, on or about May 1, 2005, and an Equity Option Term Sheet thereafter, concerning solicitation of orders and management of sales efforts.

B.           The parties desire to void the Advisory Agreement and modify and memorialize the Equity Option Term Sheet herein, acknowledging that no material commissions, fees or other payments have accrued or are due under either agreement as of the Effective Date, and to enter into this Agreement to establish and govern the sales relationship between the parties for any sales occurring prior to the Effective Date and to govern any activity hereafter.

C.           Sequoia desires to utilize Amerivon and Amerivon’s agents and employees (collectively “Amerivon”) for certain sales Services as set forth and agreed to herein.

D.           Amerivon desires to provide the Services (as defined below) to Sequoia in exchange for the fees as set forth and agreed to herein.

Based upon the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereto hereby agree as follows:

AGREEMENT

1.           Services. The services to be provided under this Agreement by Amerivon include, but are not limited to, introducing Sequoia and its products to the “Customers” identified in Exhibit B, assisting with contract negotiations as directed by Sequoia, and facilitating continuing sales with such Customers as more fully set forth in Exhibit A (collectively the “Services”).  Amerivon will not have authority or hold itself out as having authority to bind Sequoia to any agreement with any Customer.

2.           Term.  The term of this Agreement is two years from the Effective Date subject to automatic extensions from year-to-year thereafter unless cancelled at least 30 days before the end of the then current term upon written notice from one party to the other and also subject to cancellation as provided herein.

3.           Fees.   Amerivon shall receive fees for services (“Fees”) under this Agreement in the event Sequoia enters into an agreement or to otherwise provide product to a Customer, through an intermediary or as otherwise specifically agreed, as set forth and defined in Exhibit A.  The party will review each Customer and the Services being provided by Amerivon for each Customer on a monthly basis to coordinate efforts and establish a plan for working with such Customers and potential customers.

3.1           Fee Payment.  Sequoia will pay any Fee due to Amerivon within 30 days of the end of the month during which Fees are earned and collected.  In the event a Fee is paid on not ultimately collected or all or any part is refunded, Sequoia shall recover the amount of the Fee paid from Amerivon in the form of offsets to Fees owed on other business, Sequoia will pay Fees less any required federal, state, or other required withholdings.

3.2           Sales.  Sequoia shall have the right to accept or reject any sale to any Customer in Sequoia’s sole discretion and no Fee shall become due for business rejected by Sequoia.

3.3           Customer Identification.  Amerivon and Sequoia agree to discuss periodically as needed the addition of Customers to the current Agreement.   If the parties mutually agree to the addition of any Customer to this Agreement, an associated Fee shall also be agreed upon and such Customer and Fee shall be clearly identified in writing and added as an Addendum to this Agreement.  Amerivon shall be entitled to receive a Fee for only those Customers expressly added as Customers to this Agreement in writing.

4.           Termination.

4.1 Right of Termination. The parties have the right to terminate this Agreement as set forth below, subject to the obligations on termination as set forth in Section 4.2 and 4.3, as follows:

a.           Sequoia may terminate this Agreement as to any Customer upon 30 days written notice to Amerivon if Sequoia has not signed an agreement or accepted an order from such Customer during the 12-month period following the “Start Date” identified for such Customer on Exhibit B; however, during the 30 day notice period, the parties agree to discuss the prospects for such Customer generating active sales within a reasonable period of time and negotiate in good faith the possible continuation of the Agreement if a mutually agreeable sales plan can be agreed to by the parties.

b.           Sequoia may terminate this Agreement as to any Customer immediately without cause upon delivery of written notice to Amerivon at any time after the initial six months of any term of an agreement entered into between Sequoia and such Customer.

c.           Sequoia may terminate this Agreement in its entirety immediately without cause upon delivery of written notice to Amerivon at any time after 12 months from the Effective Date.

d.           Sequoia may terminate this Agreement in its entirety immediately upon delivery of written notice to Amerivon in the event of a “change of control transaction” defined as any event, sale, assignment, merger, acquisition or similar transaction whereby any third party acquires 50% or more of the assets of Sequoia or 50% or more of the issued and outstanding equity ownership of Sequoia.

e.           Sequoia may terminate this Agreement, immediately upon delivery of notice to Amerivon, if Amerivon breaches any material term of this Agreement, subject to Amerivon’s right to cure within 30 days of notice of termination.

f.           Amerivon may terminate this Agreement in its entirety, immediately upon delivery of notice to Sequoia at its sole discretion with or without cause.

g.           Sequoia may request in writing that Amerivon terminate specific sales persons or entities with regard to representing Sequoia under the terms of this Agreement and Amerivon will comply within 30, unless the parties meet to discuss such termination within the 30 day period and expressly agree otherwise.

4.2           Obligations on Termination.

a.           As of the date of expiration or termination of this Agreement for any reason, Amerivon will immediately: (i) cease to facilitate solicitation of customers or orders; (ii) cease to represent in any manner that it has any association with Sequoia; and (iii) return or cause to be returned to Sequoia all equipment, samples, advertising and promotional material, forms, and like materials that Sequoia has furnished, or that bear Sequoia’s trademarks, service marks, logotypes, or commercial symbols.

b.           From and after the Agreement termination date, neither Party will have any further rights or obligations hereunder, except that: (i) such expiration or termination will not relieve either Party of any liability accrued prior to the Agreement termination date; and (ii) such provisions of this Agreement as one would reasonably expect to survive expiration or termination, including, but not limited to Sections 4, 6 and 7 of this Agreement, will continue in effect according to their terms.

4.3           Post Termination Fees.

a.           On termination pursuant solely to Sections 4.1 a or f of this Agreement, Sequoia will pay Fees that become due on sales by or to Customers for 30 days after the Agreement termination date for bona fide orders received and shipped during such period, unless expressly agreed in writing otherwise.

b.           On termination pursuant solely to Section 4.1 b and c of this Agreement, Sequoia will pay Fees that become due on sales by or to Customers for 12 months after the Agreement termination date for bona fide orders or contracts received and or shipped during such period.

c.           On termination pursuant solely to Section 4.1 d and e of this Agreement, Sequoia will pay Fees that become due on sales by or to Customers through the termination date for bona fide orders received and or shipped during such period, unless expressly agreed in writing otherwise.

d.           Upon expiration of the stated term of this Agreement, Amerivon shall be entitled to receive the balance of any Fees or other payments due for Customers that have generated any sales within the six months immediately proceeding the expiration date of this Agreement for 12 months following such expiration date.

e.           In the event of a change of control transaction as set forth in Exhibit 4.1 e, any payments otherwise due under this Section 4 shall immediately cease and no longer be due and payable as of the date of such transaction.

5.           Confidentiality.  Both parties have Confidential Information that includes valuable technical, business, and financial information, and customer contacts, trade secrets, and know-how relating to its technology, software, business contacts and business and marketing plans. Each party has and will provide the other with such Confidential Information in conjunction with the Services which shall remain such party’s Confidential Information, and each party  agrees to hold such Confidential Information, and any previously disclosed Confidential Information, in confidence and not to use the Confidential Information commercially for its own benefit or the benefit of anyone else, and not to use the Confidential Information for the purpose of developing or improving such Confidential Information for anyone except the other party.

5.1           Confidential Information.   As used herein, the term “Confidential Information” shall mean all information, documentation, materials, customer and contact lists, technology, software, intellectual property, and business and marketing plans and data belonging to a party, or to any third party who disclosed such information to such party in confidence, and which the party discloses or makes available to the other in oral, written, electronic, or other format which is identified at the time of disclosure as confidential or at any time within 30 days of disclosure, or which the party knows, or reasonably should know, would likely be considered confidential by the other.

5.2           Term.  This obligation of confidentiality shall continue through the time Amerivon provides Services to Sequoia in any capacity and beyond the term of this Agreement as follows:  As to Confidential Information that constitutes intellectual property protected by law (such as patents, trade secrets, trademarks, and copyrights), this Agreement shall remain in force after its termination for as long as such intellectual property retains its protected status, and as to Confidential Information which does not enjoy protected status under law, this Agreement shall remain in force for two years from the date it is terminated.

5.3           Non-Applicability.  The obligation of confidentiality explained above shall not apply to any information that can be conclusively shown to be, or to have been; (i) publicly or lawfully available through no fault of the disclosing party, (ii) independently developed by the receiving party, (iii) made available by the disclosing party to any third party on an unrestricted basis, or (iv) released by the receiving party pursuant to the binding order of a government agency or court, so long as prior to such release the receiving party provides the disclosing party with the greatest notice and cooperation in protecting the Confidential Information that is reasonably possible under the circumstances.

5.4           Standard of Care.  Each party shall use at least reasonable care in protecting the Confidential Information from unauthorized disclosure, loss, theft, or misappropriation and shall not disclose it to any third party or representative, with our without authorization, if such disclosure would violate U.S. law.

6.           General Provisions.

6.1           Independent Contractor Relationship.  The relationship between Sequoia and Amerivon is one of principal and independent contractor.  Amerivon is not an agent, employee, partner, joint venture, franchisee, or fiduciary of Sequoia.  Subject to the limitations set forth herein, Amerivon will have sole control of the manner and means of performing its obligations and duties under this Agreement.  Amerivon will bear all of its costs and expenses, including, without limitation, motor vehicle, travel, entertainment, office, rent, clerical, employee, tax, insurance, telephone and all other selling and operating expenses Amerivon incurs, and Sequoia will not in any way be responsible or liable therefore.

6.2           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereby waive any provision of law that prohibits or renders unenforceable provisions hereof in any respect.

6.3           Assignment. Amerivon’s rights and obligations hereunder shall not be assignable or otherwise transferable without the prior written consent of Sequoia.

6.4           Successors. All of the terms, covenants, representations, warranties, and conditions set forth in this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, and legal representatives.

6.5           Amendment and Waiver.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by or on behalf of the waiving party. The waiver by any party at any time or times to require performance under any provision hereof shall in no manner effect such party’s right at a later time to enforce the same provision or provisions.

6.6           Notices.    Notices and other communications provided for herein shall be in writing and shall be delivered by hand or shall be sent by telecopy (and if sent by telecopy, shall be confirmed by registered mail, return receipt requested, or by overnight mail or courier, postage and delivery charges prepaid), to the last know business or resident address or facsimile number of the party.  Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telecopy, when received.  Addresses may be changed upon notice of such change given as provided in this Section.

6.7           Jurisdiction and Governing Law. The parties consent, agree, and stipulate that this Agreement shall be deemed fully executed and performed in the State of Utah and shall be governed by and construed in accordance with the laws thereof; and in any proceeding, action, or appeal on any matter related to or arising out of this Agreement shall be subject to the exclusive jurisdiction of a court of appropriate jurisdiction in Salt Lake County, State of Utah.

6.8           Attorney’s Fees.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorney’s fees as determined by the court.

6.9           Entire Agreement. This Agreement contains the entire understanding between the parties and supersede any prior written or verbal agreements between them respecting the subject matter hereof.  Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

6.10           Headings.  Section and other headings contained in this Agreement are for convenience of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of day and year first above written.

“Sequoia”	“Amerivon”

Sequoia Media Group, LC	Amerivon Holdings, LLC

Chett B. Paulsen, President	Tod M. Turley, Chief Executive Officer

Exhibit A

Services and Fee Schedule

Each calendar month, Sequoia and Amerivon will exchange and discuss each specific customer Amerivon has provided Services for and each customer Amerivon intends to introduce or has introduced Sequoia to during such calendar month and report the information in writing in the “Customer Schedule” format set forth below.  Based upon the information, the parties will agree upon the Services Amerivon will provide in turning a contact into a paying customer for Sequoia according to the categories set forth below.  Each customer and the associated fee based upon “Adjusted Sales” will be set and reviewed (but not changes without the mutual consent of the parties) monthly based upon factors (“Relationship Factors”) including, but not limited to:

•	Sequoia and Amerivon’s previous and ongoing contacts with such Customer or potential Customer,
•	third parties (who are working with Sequoia) previous and ongoing contacts with such Customer or potential Customer on Sequoia behalf,
•	the role Amerivon will play in continued negotiations with such Customer or potential Customer to generate revenues,
•	the Customers input, if any, regarding Amerivon’s involvement with such Customer,
•	whether the potential Customer has a current active relationship with Amerivon,
•	whether Sequoia enters into a contract directly with the Customer or through a third party, and
•	who will be providing ongoing account monitoring.

“Adjusted Sales” means sales proceeds actually received by Sequoia from any Customer or any intermediator of a Customer (such as a technology provider to the Customer) for products or services provided by Sequoia or associated with the sale, licensing, or payment of royalties to Sequoia for its products and services, less Sequoia’s Cost of Goods Sold (as defined below).

“Cost of Goods Sold” means the cost to Sequoia to provide its products and services to the Customers (or the intermediators thereof), and any other cost of goods sold expenses, to the extent all are calculated as cost of goods sold in accordance with Generally Accepted Accounting Principles for the period in which any fee is due (“GAAP”).

Customer Schedule (Sample)	Dated: _____________________________

Customer	Relationship(1)	Fee (2)	Notes

(1)	Defined relationship for each Customer identified as one of the following two defined relationships:
a.
“Introduction”:  Amerivon provides initial contact with a potential Customer and facilitates initial contract negotiations that result in a signed contract within 12 months of such Customer’s Start Date.

b.
 “Account Monitoring”:  Amerivon provides an “Introduction,” actively helps close the Customer account within 12 months of such Customer’s Start Date, and continues to provide services and remains actively involved in monitoring and servicing the Customer account to generate sales under the direct agreement between Sequoia and the Customer.

(2)	Fee Targets fall into the ranges as follows:

Category	Target Fee	Description
Introduction	1-2% Adjusted Sales
• Introduction of Customer to technology and Sequoia
• Follow up with customer interests and needs
• Work with customer contacts to provide direction to Sequoia in securing a revenue generating agreement
• Relationship Factors

Account Monitoring	6-10% Adjusted Sales	• Introduction of Customer to technology and Sequoia • Existing active Amerivon account • Account monitoring to help generate sales through agreement • Relationship Factors

Exhibit B

Initial Customer Schedule

Customers on this schedule may refer to retail or online divisions distributing Sequoia products or services to end uses.

Customer Schedule                                                                                                           Dated:

Customer	Relationship	Adjusted Revenue Fee(1)	Start Date (2)
Best Buy	Account Monitoring	10%	May 1, 2007
Circuit City	Account Monitoring	10%	May 1, 2007
Costco Online	Account Monitoring	10%	May 1, 2007
Costco	Account Monitoring	10%	May 1, 2007
Fujicolor Third Party Customers	Introduction	2%	May 1, 2007
Meijer	Introduction	2%	May 1, 2007
Office Depot	Account Monitoring	10%	May 1, 2007
Office Max	Account Monitoring	10%	May 1, 2007
Sam’s Club Online	Account Monitoring	10%	May 1, 2007
Sam’s Club	Account Monitoring	10%	May 1, 2007
Walgreen.com	Account Monitoring	10%	May 1, 2007
Walgreen	Account Monitoring	10%	May 1, 2007
Wal-Mart	Account Monitoring	10%	May 1, 2007
Wal-Mart.com	Account Monitoring	10%	May 1, 2007

(1)	Fee available only for listed customers and others expressly added in writing by mutual agreement of the parties.
(2)
The “Start Date” is a mutually determined date when Amerivon began pursuing such customer on behalf of Sequoia to place Sequoia’s goods and services with such customer regardless of the Effective Date of the Agreement.

Consent and Acknowledgement:

SMG Representative	Amerivon Representative

Exhibit C

Equity Option
(TO BE DRAFTED IN A DEFINITIVE OPTION AGREEMENT)

Common Equity Unit (CEU) purchase rights are tied to performance on a year-by-year basis based upon certain stated objectives.
Option Grant:	2,250,000 Total Options Granted (1,500,000 currently issued)

Sales Objectives:	2007: Initial sales through any major retailer
2008: $5 million in calendar year Sales generated through Customers
2009: $10 million in calendar year Sales generated through Customers

Vesting Schedule:	2007: 750,000 Options @ $.16
(Upon achievement of	2008: 750,000 Options @ $.16
Objectives)	2009: 750,000 Options @ $.62 (new option grant)